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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

SAFETY COMPONENTS INTERNATIONAL, INC. - SEPTEMBER 28, 2001 - Valentec Wells, LLC, a subsidiary of Safety Components International, Inc. ("SCI"), closed the sale yesterday of its metallic belt links business, located at Lake City, Missouri to a subsidiary of Alliant Techsystems, Inc. ("ATK"), a leading supplier of conventional large, medium, and small-caliber tactical and training ammunition to the U.S. Department of Defense.

In announcing the sale, Mr. John C. Corey, President and CEO of SCI noted that "the deal includes the retention of all of the active employees by ATK, and was consistent with SCI's continuing focus on its core automotive businesses." Mr. Corey also added that "under ATK's ownership, the long term interest of national defense would be better served through the enhanced integration of the supply base within the small to medium-caliber ammunition industry."

Safety Components International, Inc. is a leading, low-cost supplier of automotive airbag fabric and cushions with operations in North America and Europe. The Company is also a leading manufacturer of value-added synthetic fabrics used in a variety of niche industrial and commercial applications. In addition, Safety Components supplies metal airbag components utilizing its machining and stamping capabilities gained from years of experience as a military ordnance manufacturer. The company is headquartered in Greenville, South Carolina.